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                                                                   EXHIBIT 10.15


                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT is entered into as of April 5, 1999, by and among SILICON VALLEY BANK, a California-chartered bank ("Bank") with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and doing business in Virginia as "Silicon Valley East, Inc.," with a loan production office located at 11600 Sunrise Valley Drive, Suite 400, Reston, Virginia 20191 and VISUAL NETWORKS, INC., a Delaware corporation ("Company"), VISUAL NETWORKS OPERATIONS, INC., a Delaware corporation ("Visual Operations"), VISUAL NETWORKS INVESTMENTS, INC., a California corporation ("Visual Investments"), VISUAL NETWORKS TECHNOLOGIES, INC., a California corporation ("Visual Technologies"), VISUAL NETWORKS PROTECTION, INC., a Vermont corporation ("Visual Protection") and VISUAL NETWORKS OF TEXAS, LP, a Texas limited partnership ("Visual Texas", together with Visual Operations, Visual Investments, Visual Technologies, Visual Protection and the Company being called collectively, the "Borrowers" and each a "Borrower").

                                    RECITALS

         Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

                                    AGREEMENT

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION

                  1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                  "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Borrower and each Borrower's Books relating to any of the foregoing.

                  "Advance" or "Advances" means a loan advance under the Committed Revolving Line.

                  "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under


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common control with such Person, and each of such Person's senior executive officers, directors and partners.

                  "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

                  "Borrower's Books" means all of a Borrower's books and records including, without limitation: ledgers; records concerning such Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                  "Borrowing Base" shall mean an amount equal to eighty five percent (85%) of Eligible Accounts.

                  "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or the State of Maryland are authorized or required to close.

                  "Closing Date" means the date of this Agreement.

                  "Code" means the Uniform Commercial Code, as the same may, from time to time be in effect in the State of Maryland.

                  "Collateral" means any and all Equipment now or hereafter purchased with the proceeds of any Equipment Advance now or hereafter made under the Committed Equipment Line, wherever located together with any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

                  "Committed Revolving Line" means a credit extension of up to Seven Million Dollars ($7,000,000).

                  "Committed Equipment Line means a credit extension of up to One Million Dollars ($1,000,000).

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that


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Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                  "Credit Extension" means each Advance, Equipment Advance, Letter of Credit or any other extension of credit by Bank for the benefit of any Borrower hereunder.

                  "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of the Company and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one (1) year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of the Company or any Subsidiary to a date more than one (1) year from the date of determination, but excluding Subordinated Debt.

                  "Daily Balance" means the amount outstanding on the Committed Revolving Line owed at the end of a given day.

                  "Default" means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under this Agreement.

                  "Eligible Accounts" means those Accounts that arise in the ordinary course of each Borrower's business that comply with all of the Borrowers' representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon prior notification thereof to, and consultation with, the Company in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

                           (a)      Accounts that the account debtor has failed
to pay within sixty (60) days of invoice due date;

                           (b)      Accounts with respect to an account debtor,
fifty percent (50%) of whose Accounts the account debtor has failed to pay within sixty (60) days of invoice due date;

                           (c)      Accounts with respect to which the account
debtor is an officer, employee, or agent of any Borrower;


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                           (d)      Accounts with respect to which goods are
placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                           (e)      Accounts with respect to which the account
debtor is an Affiliate (other than by virtue of being directly or indirectly under common ownership or control with any Borrower) of any Borrower;

                           (f)      Accounts with respect to which the account
debtor does not have its principal place of business in the United States and Accounts arising from products shipped to or services provided to branches or offices located in the United States of any account debtor that does not have its principal place of business in the United States;

                           (g)      Accounts with respect to which the account
debtor is a federal, state, or local governmental entity or any department, agency, or instrumentality thereof;

                           (h)      Accounts with respect to which any Borrower
is liable to the account debtor for goods sold or services rendered by the account debtor to any Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to the any Borrower;

                           (i)      Accounts with respect to an account debtor,
including Subsidiaries and Affiliates, whose total obligations to the Borrowers exceed twenty-five percent (25%) of all Accounts, except with respect to Sprint/United Management Company, AT&T Corp. and MCI Worldcom, Inc., as to which the percentage shall be forty percent (40%), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

                           (j)      Accounts with respect to which the account
debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                           (k)      Accounts the collection of which Bank
reasonably determines to be doubtful.

                  "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

                  "Equipment Advance" has the meaning set forth in Section 2.3.


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                  "Equipment Availability End Date" means the Equipment
Availability End Date One or the Equipment Availability End Date Two, as the case may be.

                  "Equipment Term Note" means the two (2) equipment term notes now or hereafter delivered by the Borrower to the Bank in connection with the Committed Equipment Line in substantially the form of Exhibit __ and "Equipment Term Notes means collectively, the equipment term notes which may now or hereafter be delivered by the Borrower to Bank in connection with the Committed Equipment Line, together with all renewals, amendments, modifications and substitutions therefore.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

                  "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

                  "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments (excluding stock which in accordance with GAAP should be classified as "preferred stock" of the Company), (c) all capital lease obligations and (d) all Contingent Obligations.

                  "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                   "Inventory" means all present and future inventory in which any Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

                  "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                  "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.


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                  "Letter of Credit" means a letter of credit or similar
undertaking issued by Bank pursuant to Section 2.2.

                  "Letter of Credit Reserve" has the meaning set forth in
Section 2.2(e).

                  "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

                  "Loan Documents" means, collectively, this Agreement, the Notes, the Negative Pledge, any note or notes executed by any Borrower, and any other present or future agreement and/or security agreement entered into between any Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated from time to time.

                  "Material Adverse Effect" means a material adverse effect (i) on the value of the Borrowers' Equipment, Accounts and Inventory (taken as a whole) or the perfection or priority of Bank's security interest on the Collateral (taken as a whole), including, but not limited to, the creation of any liens, other than Permitted Liens on any Borrowers' Accounts, Inventory or Equipment, (ii) on the ability of any Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) resulting from any circumstance or event of whatever nature (including any adverse determination in any litigation) which does, or could reasonably be expected to cause an Event of Default.

                  "Maturity Date" means the latest date on which Equipment Advances will be due and payable in full on the Equipment Term Notes.

                  "Negative Pledge" means that certain Negative Pledge Agreement of even date herewith from the Borrowers in favor of the Bank covering the Borrowers' Accounts and Inventory, as such agreement may be amended, modified or restated from time to time.

                  "Negotiable Collateral" means all of Borrowers' present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper and Borrowers' Books and Records relating to any of the foregoing.

                  "Note" means the Revolving Promissory Note or an Equipment Term Note, and "Notes" means the Revolving Promissory Note and the Equipment Term Notes.

                  "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by any Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from any Borrower to others that Bank may have obtained by assignment or otherwise.


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                  "Payment Date" means the fifth calendar day of each month
commencing on the first such date after the Closing Date and ending on the Maturity Date.

                  "Permitted Indebtedness" means:

                           (a)      Indebtedness of any Borrower in favor of
Bank arising under this Agreement or any other Loan Document;

                           (b)      Indebtedness existing on the Closing Date
and disclosed in the Schedule 7.4;

                           (c)      Subordinated Debt;

                           (d)      Indebtedness to trade creditors incurred in
the ordinary course of business;

                           (e)      Indebtedness secured by Permitted Liens;

                           (f)      Warranty and product support obligations and
related insurance liabilities payable to Affiliates, which arise in the ordinary course and conduct of any Borrower's business;

                           (g)      Indebtedness in respect of taxes permitted
under Section 6.5; and

                           (h)      Other Indebtedness not exceeding Three
Hundred Thousand Dollars ($300,000) in the aggregate outstanding at any time.

                  "Permitted Investment" means:

                           (a)      Investments existing on the Closing Date
disclosed in Schedule 7.7;

                           (b)      (i)  marketable direct obligations issued or
unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank;

                           (c)      Investments pursuant to or arising under
currency agreements or interest rate agreements entered into in the ordinary course of business;


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                           (d)      Loans or advances to officers and employees
approved by the Company's Board of Directors in an aggregate amount not in excess of Fifty Thousand Dollars ($50,000) outstanding at any time;

                           (e)      Investments in eligible securities set forth
in Schedule B attached hereto;

                           (f)      Investments pursuant to any investment
guidelines now or hereafter approved by the Company's board of directors; and

                           (g)      Intercompany loans or advances to any
Borrower that is now or hereafter a party to this Agreement.

                  "Permitted Liens" means the following:

                           (a)      Any Liens existing on the Closing Date and
disclosed in Schedule 7.5 or arising under this Agreement or the other Loan Documents;

                           (b)      Liens for taxes, fees, assessments or other
governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and as to which adequate reserves are maintained on any Borrower's Books in accordance with GAAP, provided the same have no priority over any of Bank's security interests;

                           (c)      Liens (i) upon or in any Equipment acquired
or held by any Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                           (d)      Liens incurred in connection with the
extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

                           (e)      Liens on Equipment leased by any Borrower or
any Subsidiary pursuant to an operating lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 7.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement).


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                  "Person" means any individual, sole proprietorship,
partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                  "Prepayment Fee" means a fee on any portion of the Obligations accruing interest under the Fixed Rate Option (the "Fixed Obligations") that is repaid before the payment due date. The Prepayment Fee is calculated as follows:
First, Bank determines a "Current Market Rate" based on what the Bank would receive if it loaned the amount on the prepayment date in a wholesale funding market matching maturity, principal amount and principal and interest payment dates (such aggregate payments received being deemed the "Current Market Rate Amount"). Bank, in its discretion, may select a Treasury Security with a maturity comparable to the maturity of the Fixed Obligations being prepaid as the Current Market Rate. Second, Bank will take the prepayment amount and calculate the present value of each principal and interest payment which, without prepayment, the Bank would have received during term of the Fixed Obligations using the applicable interest rate set forth in this Agreement. The sum of the present value calculations is the "Mark to Market Amount". Third, the Bank will subtract the Mark to Market Amount from the Current Market Rate Amount. Any amount greater than zero is the Prepayment Fee.

                  "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                  "Quick Assets" means, as of any applicable date, the consolidated cash, cash equivalents, accounts receivable and investments with maturities of fewer than one hundred eighty (180) days of Company determined in accordance with GAAP.

                  "Responsible Officer" means each of the Chief Executive Officer, the President, the Treasurer, the Chief Financial Officer, the Vice President of Finance, the Director of Treasury Operations and the Controller of the Company.

                  "Revolving Maturity Date" means  April 5, 2000.

                  "Revolving Promissory Note" means that certain Revolving Promissory Note of even date herewith in substantially the form of Exhibit ____ hereto in the maximum principal amount of Seven Million Dollars ($7,000,000) from the Borrowers in favor of Bank, together with all renewals, amendments, modifications and substitutions therefore.

                  "Solvent" with respect to any Person, means that (i) the fair value of all of such Person's properties and assets exceed the total amount of its Indebtedness; (ii) it is able to pay its debts as they mature; (iii) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (iv) it is not "insolvent" as such term is defined in Section 101(31) of Title 11 of the United States Code, 11. U.S.C. Section 101, et seq.


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                  "Subordinated Debt" means any debt incurred by any Borrower that is subordinated to the debt owing by Borrowers to Bank on terms acceptable to Bank (and identified as being such by Borrowers and Bank).

                  "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by any Borrower, either directly or through an Affiliate.

                  "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of the Company, minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

                  "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of the Company, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

                  "Treasury Rate" means fixed a rate equal to the rate of United States Treasury Securities adjusted to a constant maturity of thirty six (36) months as quoted by Bank and reported in The Wall Street Journal for that same date; provided, however, that if the Treasury Rate shall cease to be so published, Bank may select in its sole and absolute discretion a successor source for the Treasury Rate.

                  1.2 Accounting and Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations and determinations made hereunder shall be made in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. The terms "including"/ "includes" shall always be read as meaning "including (or includes) without limitation", when used herein or in any other Loan Document.

         2.       LOANS AND TERMS OF PAYMENT

                  2.1      Credit Extensions under the Committed Revolving Line.

                           (a)      Subject to and upon the terms and conditions
of this Agreement, Bank agrees to make Advances to Borrowers in an aggregate outstanding amount not to exceed (i) the Committed Revolving Line or the Borrowing Base, whichever is less, minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)


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as determined by Bank with reference to the most recent Borrowing Base
Certificate delivered by the Company. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

                           (b)      Whenever any Borrower desires an Advance,
the Company will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Washington, D.C. time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto (the "Payment Advance Form") sent to Bank by confirmed facsimile transmission. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section
2.1 to Company's deposit account.

                           (c)      Unless terminated pursuant to sub-section
2.1(d) of this Agreement, the Committed Revolving Line shall terminate on the Revolving Maturity Date, at which time all Advances under this Section 2.1 and other Credit Extensions due under the Committed Revolving Line (except as otherwise expressly specified herein) shall be immediately due and payable.

                           (d)      The Company may at such times as no Credit
Extensions are outstanding under the Committed Revolving Line, terminate the Committed Revolving Line upon not less than ten (10) days prior written notice to Bank.

                  2.2      Letters of Credit.

                           (a)      Subject to the terms and conditions of this
Agreement, Bank agrees to issue or cause to be issued Letters of Credit for the account of a Borrower in an aggregate outstanding face amount not to exceed (i) the lesser of the Committed Revolving Line or the Borrowing Base, whichever is less, minus (ii) the then outstanding principal balance of the Advances; provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) shall not in any case exceed One Million Five Hundred Thousand Dollars ($1,500,000). Each Letter of Credit shall have an expiry date no later than ninety (90) days after the Revolving Maturity Date, provided that Borrowers' Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement which shall be executed and delivered to Bank not less


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than two (2) Business Days prior to the date on which a Letter of Credit is requested to be opened. In the event of any conflict between the provisions of this Agreement and the provisions of any form of application and letter of credit agreement, the provisions of this Agreement shall prevail and control unless otherwise expressly provided in the such application and letter of credit agreement. The application and letter of credit agreement shall specify, among other things: (i) the name and address of the beneficiary of the Letter of Credit, (ii) the amount of the Letter of Credit, (iii) whether the Letter of Credit is to be revocable or irrevocable, (iv) the Business Day on which the Letter of Credit is to be opened and the date on which the Letter of Credit is to expire, (v) the terms of payment of any draft or drafts which may be drawn under the Letter of Credit and (vi) any other terms or provisions Borrowers desire to be contained in the Letter of Credit.

                           (b)      The joint and several obligations of
Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever, it being understood that to the extent Advances can be made under the Committed Revolving Line, the Bank will make such Advances to pay any such drawings. Borrowers shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                           (c)      Prior to or simultaneously with the opening
of each Letter of Credit, Borrowers shall pay to Bank a letter of credit fee in such amount as Bank customarily charges in connection with the opening, negotiation, processing and administration of a letter of credit on the date such Letter of Credit is opened.

                           (d)      A Borrower may request that Bank issue a
Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                           (e)      Upon the issuance of any letter of credit
payable in a currency other than United States Dollars, Bank shall create a reserve under the Committed Revolving Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to twenty percent (20%) of the face amount of such letter of credit (the "Letter of Credit Reserve"). The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Revolving Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

                  2.3      Equipment Advances.


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                           (a)      Subject to and upon the terms and conditions
of this Agreement, at any time from the date hereof through October 31, 1999
(the "Equipment Availability End Date One"), Borrowers may from time to time request advances (each together with the advances described in subsection (b) below, an "Equipment Advance" and collectively, the "Equipment Advances") to Borrowers in an aggregate outstanding amount not to exceed the Committed Equipment Line. Amounts borrowed pursuant to this Section 2.3(a) may not be readvanced.

                           All Equipment Advances made prior to the Equipment
Availability End Date One shall be evidenced by an Equipment Term Note ("Equipment Term Note No. 1") to be executed and delivered by the Borrowers to Bank on the Closing Date. All Equipment Advances made prior to the Equipment Availability End Date One shall be repaid in accordance with the terms of Equipment Term Note No. 1.

                           (b)      At any time from November 1, 1999 through
April 5, 2000 (the "Equipment Availability End Date Two"), Borrowers may from time to time request advances from Bank in an aggregate amount not to exceed the Committed Equipment Line. Amounts borrowed pursuant to this Section 2.3(b) may not be readvanced.

                           All Equipment Advances made after the Equipment
Availability End Date One, but prior to the Equipment Availability End Date Two shall be evidenced by an Equipment Term Note ("Equipment Term Note No. 2") to be executed and delivered by Borrowers to Bank on the Closing Date. All Equipment Advances made after the Equipment Availability End Date One, but prior to the Equipment Availability End Date Two shall be repaid in accordance with the terms of Equipment Term Note No. 2.

                           (c)      To evidence the Equipment Advance or
Equipment Advances, Borrowers shall deliver to Bank, at the time of each Equipment Advance request, an invoice for the equipment to be purchased, together with any items requested pursuant to Section 4.2 hereof. Equipment which may be purchased under the Committed Equipment Line may include new and/or used equipment, computer equipment, office equipment, lab, test equipment and furnishings. The Equipment Advances under Equipment Term Note No. 1 shall be used only to purchase or refinance Equipment purchased on or after January 1, 1999 and Equipment Advances under Equipment Term Note No. 2 shall be used only to purchase or refinance Equipment purchased after September 30, 1999. Equipment Advances shall not exceed one hundred percent (100%) of the invoice amount of such equipment (as such invoices may be verified from time to time by Bank), excluding taxes, shipping, warranty charges, freight discounts and installation expense. Transferable software licenses, leasehold improvements or other soft costs, including sales tax, freight, and install expenses, may, however, constitute up to twenty five percent (25%) of the Committed Equipment Line. At no time shall Bank make any Equipment Advances if after giving effect to such request the aggregate amount then outstanding would exceed the Committed Equipment Line.

                           (d)      Except as otherwise set forth herein,
interest under each Equipment Term Note shall accrue from the date of each Equipment Advance until repayment in full at the

Prime Rate. In addition, the Company shall have the one time option on each Equipment Term Note, to fix the rate of interest rate applicable on each Equipment Term Note, to a fixed rate equal to the then applicable Treasury Rate, plus three hundred basis points (the "Fixed Rate Option"). In the event the Company desires to convert the interest rate under either Equipment Term Note to the Fixed Rate Option, the Company shall give Bank written notice of its intention to do so (an "Interest Rate Notice"), not less than five (5) Business Days prior to the then applicable Equipment Availability End Date. Once given, an Interest Rate Notice is not revocable.

                           (e)      Interest under each Equipment Note shall be
payable monthly for each month through the month in which the applicable Equipment Availability End Date falls. Any Equipment Advances that are outstanding on such Equipment Availability End Date will be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of each month following the Equipment Availability End Date and ending on the Maturity Date. Equipment Advances, once repaid, may not be reborrowed. Any amounts accruing interest at the Fixed Rate Option which are prepaid shall be accompanied by a Prepayment Fee, payable on the date of prepayment (the "Prepayment Date").

                           (f)      When any Borrower desires to obtain an
Equipment Advance, Company shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Washington, D.C. time one (1) Business Day before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for the Equipment to be financed.

                  2.4 Overadvances. If, at any time or for any reason, the outstanding amounts of Credit Extensions under the Committed Revolving Line exceeds the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

                  2.5      Interest Rates, Payments, and Calculations.

                           (a)      Interest Rate. All Advances shall bear
interest, on the average Daily Balance at the rate set forth in the Revolving Note.

                           (b)      Default Rate. All Obligations shall bear
interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                           (c)      Payments. Interest under the Notes shall be
due and payable on the Payment Date of each month during the term thereof. Borrowers hereby authorizes Bank to debit and Bank hereby agrees to debit, Account Number 3300020208 maintained at Bank without notice for payments of principal and interest due on the Obligations, but with prior notice for any other amounts owing by any Borrower to Bank, provided, however that after the occurrence of any Event of Default, Borrowers authorize Bank to debit any accounts of any Borrower maintained with Bank. Bank will notify the Company of all debits which Bank makes against any Borrower's accounts. Any such debits against any Borrower's accounts in no way shall be deemed a set-off. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                           (d)      Computation. In the event the Prime Rate is
changed from time to time hereafter, the applicable rate of interest under the Notes shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                  2.6 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as the Company specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment in respect of the Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 10:00 a.m. Washington, D.C. time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                  2.7      Fees. Borrowers shall pay to Bank the following:

                           (a)      Facility Fee. A Facility Fee for the
Committed Revolving Line equal to Seventeen Thousand Five Hundred Dollars ($17,500) and for the Committed Equipment Line equal to Two Thousand Five Hundred Dollars ($2,500), which fees shall be due on the Closing Date and once paid shall be fully earned and non-refundable;

                           (b)      Financial Examination and Appraisal Fees.
Bank's customary fees and out-of-pocket expenses for Bank's audits of each Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of each Borrower performed from time to time by Bank or its agents, provided that prior to the occurrence of an Event of Default, the Borrowers shall only be obligated to pay the expenses associated with one (1) such appraisal or examination, during any twelve (12) month period. Bank will keep the results of any such appraisal or examination confidential in accordance with the provisions of Section 12.8 hereof;

                           (c)      Bank Expenses. Upon demand from Bank,
including, without limitation, upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

                  2.8 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                           (a)      subjects Bank to any tax with respect to
payments of principal or interest or any other amounts payable hereunder by Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                           (b)      imposes, modifies or deems applicable any
deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                           (c)      imposes upon Bank any other condition with
respect to its performance under this Agreement; and

the result of any of the foregoing is to materially increase the cost to Bank, materially reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrowers thereof. Borrowers agree to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

                  2.9 Term. Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

                  2.10     Company as Agent.

                           (a)      For administrative convenience, each Person
included in the term "Borrower" hereby irrevocably appoints the Company as the Borrower's attorney-in-fact, with power of substitution (with the prior written consent of Bank in the exercise of its sole and absolute discretion), in the name of the Company or in the name of the Borrower or otherwise to take any and all actions with respect to this Agreement, the other Loan Documents, the Obligations and/or the Collateral (including, without limitation, the proceeds thereof) as the

Company may so elect from time to time, including, without limitation, actions to (i) request Credit Extensions, apply for and direct the benefits of Letters of Credits, and direct Bank to disburse or credit the proceeds of any Advance or Equipment Advance directly to an account of the Company, any one or more of such Persons or otherwise, which direction shall evidence the making of such Advance or Equipment Advance and shall constitute the acknowledgment by each such Person of the receipt of the proceeds of such Advance or Equipment Advance or the benefit of such Letter of Credit, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of such Person or in the name of the Company. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of Bank, and may be exercised from time to time through the Company's duly authorized officer, officers or other Person or Persons designated by the Company to act from time to time on behalf of the Company.

                           (b)      Each Person included in the term "Borrower"
hereby irrevocably authorizes Bank to make Loans to any one or more of such Persons, and hereby irrevocably authorizes Bank to issue or cause to be issued Letters of Credit for the account of any or all of such Persons, pursuant to the provisions of this Agreement upon the written, oral or telephone request any one or more of the Persons who is from time to time a Responsible Officer of a Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Person included in the term "Borrower" on file with Bank and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of the Company under the provisions of the most recent certificate of corporate resolutions and/or incumbency for the Company on file with Bank.

                           (c)      Bank assumes no responsibility or liability
for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between Bank and any one or more of the Persons included in the term "Borrower" or Borrower in connection with the Credit Extensions, any Loan, any Letter of Credit or any other transaction in connection with the provisions of this Agreement.

                  2.11 Inter-Company Debt, Contribution. Without implying any limitation on the joint and several nature of the Obligations, Bank agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term "Borrower" may create inter-company indebtedness between or among the Persons included in the term "Borrower" with respect to the allocation of the benefits and proceeds of the advances and Loans under this Agreement. The Persons included in the term "Borrower" agree among themselves, and Bank consents to that agreement, that each such Person shall have rights of contribution from all of the such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Person. All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term "Borrower" to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, after the occurrence and during the continuance of any Event of Default, unless Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each Person included in the term "Borrower" agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Person included in the term "Borrower" hereby waives all rights of counter claim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. No Person included in the term "Borrower" shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security.

                  2.12     Borrowers are Integrated Group.

                           (a)      Each Person included in the term "Borrower"
hereby represents and warrants to Bank that each of them will derive benefits, directly and indirectly, from each Letter of Credit and from each Credit Extension, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the financing.

                           (b)      Each Person included in the term "Borrower"
hereby represents and warrants that with respect to such Person all of the representations and warranties contained in the Loan Documents are true and correct with respect to such Person on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Agreement, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Agreement.

         3.       CONDITIONS OF LOANS

                  3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                           (a)      this Agreement;

                           (b)      a certificate of the Secretary of each
Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

                           (c)      the Notes;

                           (d)      the Negative Pledge;

                           (e)      an opinion of Borrowers' counsel;

                           (f)      insurance certificate;

                           (g)      payment of the fees and Bank Expenses then
due specified in Section 2.7 hereof; and

                           (h)      such other documents, and completion of such
other matters, as Bank may reasonably deem necessary or appropriate.

                  3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                           (a)      timely receipt by Bank of the
Payment/Advance Form as provided in Section 2.1; and

                           (b)      the representations and warranties contained
in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2 (b).

         4.       CREATION OF SECURITY INTEREST

                  4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral in order to secure prompt payment of any and all Obligations (other than any Credit Extension including accrued interest under the Committed Revolving Line) and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Such security interest shall remain in effect for as long as any and all Obligations (other than any Credit Extension including accrued interest under the Committed Revolving Line) are outstanding and such security interest constitutes a valid, first priority security interest in the Collateral, and will constitute a valid, first priority security interest in all such Collateral acquired after the date hereof.

                  4.2 Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request in form satisfactory to Bank and pay such fees and taxes as required in connection therewith, to perfect and continue perfected Bank's security interests in the Equipment and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                  4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower's usual business hours, to inspect each Borrower's Books and to make copies thereof and to check, test, and appraise the Equipment in order to verify each Borrower's financial condition or the amount, condition of, or any other matter relating to, the Equipment, provided that Bank will use reasonable efforts so as not to interfere with such Borrower's business operations.

         5.       REPRESENTATIONS AND WARRANTIES

         Each Borrower represents and warrants with respect to such Borrower as follows:

                  5.1 Due Organization and Qualification. Such Borrower and each Subsidiary of such Borrower is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where a failure to be so qualified could not have a Material Adverse Effect.

                  5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Borrower's Articles/Certificate of Incorporation, Bylaws, or Partnership Agreement, as the case may be, nor will they constitute an event of default under any material agreement to which any Borrower is a party or by which any Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                  5.3 No Prior Encumbrances. Borrowers have good and indefeasible title to the Collateral, free and clear of Liens, other than those in favor of the Bank.

                  5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. No Borrower has received any notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

                  5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

                  5.6 Name; Location of Chief Executive Office. Except as disclosed in Schedule 5.6, no Borrower has done business under any name other than that specified on the signature page hereof. The chief executive office of each Borrower is located at the address indicated in Section 10 hereof.

                  5.7 Litigation. Except as set forth in Schedule 5.7, there are no actions or proceedings pending, by or against any Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect. Borrowers do not have knowledge of any such pending or threatened actions or proceedings.

                  5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to the Company, any Borrower and any Subsidiary that have been delivered by the Company to Bank fairly present in all material respects the Company's consolidated financial condition as of the date thereof and the Company's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank on or about the Closing Date.

                  5.9      Solvency. The Borrowers are Solvent.

                  5.10 Regulatory Compliance. Each Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Borrower's failure to comply with ERISA that is reasonably likely to result in any Borrower's incurring any liability that could have a Material Adverse Effect. No Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrowers are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). To the best of each Borrower's knowledge it has complied with all the provisions of the Federal Fair Labor Standards Act. To the best of each Borrower's knowledge, it has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

                  5.11 Environmental Condition. None of any Borrower's or any Subsidiary's properties or assets has ever been used by any Borrower or any Subsidiary or, to the best of any Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of any Borrower's knowledge, none of any Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any Borrower or any Subsidiary; and neither any Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental

Protection Agency or any other federal, state or other governmental agency concerning any action or omission by any Borrower or any Subsidiary resulting in the release, or other disposition of hazardous waste or hazardous substances into the environment.

                  5.12 Taxes. Each Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed or has applied for and received extensions of the deadline for filing, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith and by appropriate proceedings.

                  5.13 Subsidiaries. Borrowers do not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

                  5.14 Government Consents. To the best of its knowledge, each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Borrower's business as currently conducted.

                  5.15 Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in any material respect.

         6.       AFFIRMATIVE COVENANTS

                  Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Borrower shall do all of the following:

                  6.1 Good Standing. Each Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                  6.2 Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                  6.3 Financial Statements, Reports, Certificates. Company shall deliver to Bank: (a) as soon as available, but in any event within forty five (45) days after the end of each of the first three (3) fiscal quarters, a company prepared consolidated balance sheet and income statement covering Company's consolidated operations during such period, in a form and certified by an officer of the Company (without any personal liability therefore other than liability based on fraud or criminal misconduct) reasonably acceptable to Bank; (b) as soon as available, but in any event within ninety (90) days after the end of Company's fiscal year, audited consolidated financial statements of Company prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Borrower or any Subsidiary that could result in damages or costs to any Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

                  For any calendar month that Credit Extensions have been made or are outstanding under the Committed Revolving Line, Company shall deliver to Bank, within thirty (30) days after the last day of each such month, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable.

                  The Company shall deliver to Bank with the quarterly financial statements described in Section 6.3(a) above, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

                  Bank shall have a right from time to time hereafter to audit Borrowers' Accounts at Borrowers' expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing. In addition, within one hundred twenty (120) days of the Closing Date, Bank may, at the Borrower's expense, audit Borrowers' Accounts.

                  6.4 Inventory; Returns. Borrowers shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrowers and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist at the time of the execution and delivery of this Agreement. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Thousand Dollars ($200,000).

                  6.5 Taxes. Borrowers shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrowers will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrowers or a Subsidiary has made such payments or deposits; provided that Borrowers or a Subsidiary need not make any payment if the amount or validity of such payment is (i) contested in good faith by appropriate proceedings, and (ii) is reserved against (to the extent required by GAAP) by Borrowers.

                  6.6      Insurance.

                           (a)      Borrowers, at their expense, shall keep the
Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrowers' business are conducted on the date hereof. Borrowers shall also maintain insurance relating to each Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to each Borrower's.

                           (b)      All such policies of insurance shall be in
such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof as its interests may appear and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. At Bank's request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall for any Collateral or any collateral hereafter delivered to Bank pursuant to Section 9.1 hereof, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

                  6.7 Principal Depository. Each Borrower shall maintain its principal disbursing accounts with Bank.

                  6.8 Quick Ratio. Company shall maintain on a consolidated basis, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities, less deferred revenues of at least 1.0 to 1.0.

                  6.9 Tangible Net Worth. Company shall maintain on a consolidated basis, as of the last day of each fiscal quarter, a minimum Tangible Net Worth of not less than $40,000,000 as of the fiscal quarter ending December 31, 1998. Thereafter, the minimum Tangible Net Worth of the Company shall "step up" on a quarterly basis, as follows:

The Company shall maintain a minimum Tangible Net Worth equal to the sum of: (i) eighty percent (80%) of net income for the fiscal quarter then ending, plus (ii) the minimum Tangible Net Worth required under this Section for the immediately preceding quarter. For example, for the fiscal quarter ending March 31, 1999, the Company must have a minimum Tangible Net Worth equal to eight percent (80%) of net income for the fiscal quarter ending March 31, 1999, plus $40,000,000, the Tangible Net Worth required for the prior fiscal quarter (December 31, 1998).

                  6.10 Profitability. Company shall not report on a consolidated basis more than one loss for any fiscal quarter in any fiscal year and such loss may not exceed Eight Million Dollars ($8,000,000). In addition, the Company will be profitable as of each fiscal year end. Profitability will be adjusted for increases of capitalized development costs, if any.

                  6.11 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         7.       NEGATIVE COVENANTS

                  Each Borrower covenants and agrees that, so long as any Credit Extension hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrowers will not do any of the following:

                  7.1 Dispositions. At any time prior to the termination of the Committed Revolving Line pursuant to Section 2.1, convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of any Borrower or its Subsidiaries; (iii) Transfers of worn-out or obsolete Equipment made in the ordinary course of business; or (iv) other Transfers not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

                  7.2 Change in Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by any Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in any Borrower's ownership, management or directors (other than changes due to death or legal incapacity). Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office and will promptly notify Bank if it receives notice that the lease for its current location will not be renewed or will be terminated.

                  7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, and no Borrower will acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, unless, (i) Company will be the surviving entity,
(ii) no Event of Default has occurred and is continuing, (iii) no Material Adverse Effect will be caused by such an occurrence, and (iv) Company and such other business organization deliver to Bank such instruments, agreements and such other documents as Bank may request.

                  7.4 Indebtedness. At any time prior to the termination of the Committed Revolving Line pursuant to Section 2.1, create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, and at all other times, create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness and other Indebtedness.

                  7.5 Encumbrances. At any time prior to the termination of the Committed Revolving Line pursuant to Section 2.1, create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, provided, however, at no time may the Borrowers create, incur, assume or suffer to exist any Lien with respect to the Collateral, other than Liens in favor of the Bank.

                  7.6 Distributions. At any time prior to the termination of the Committed Revolving Line pursuant to Section 2.1, pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock in excess of Fifty Thousand Dollars ($50,000) in the aggregate, provided that at such time no Event of Default has occurred and is continuing or would exist after giving effect to such payment and no Material Adverse Effect will be caused by such an occurrence.

                  7.7 Investments. At any time prior to the termination of the Committed Revolving Line pursuant to Section 2.1, directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                  7.8 Transactions with Affiliates. At any time prior to the termination of the Committed Revolving Line pursuant to Section 2.1, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

                  7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

                  7.10 Compliance. Become an "investment company" or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose; fail to meet the minimum funding requirements of ERISA; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur. Fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, which


                                      -27
violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral; or permit any of its Subsidiaries to do any of the foregoing.

         8.       EVENTS OF DEFAULT

                  Any one or more of the following events shall constitute an Event of Default by any Borrowers under this Agreement:

                  8.1 Payment Default. If Borrowers fails to pay, within three (3) days after their due date, any of the Obligations.

                  8.2      Covenant Default.

                           (a) If Borrowers fail to perform any obligation or
meet any requirement under Sections 6.7, 6.8, 6.9 or 6.10 or violates any of the covenants contained in Article 7 of this Agreement, or

                           (b) If any Borrower fails or neglects to perform,
keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after any Borrower receives notice thereof or any officer becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no such Advances will be required to be made during such cure period);

                  8.3 Material Adverse Change. If there (i) occurs a material impairment of the perfection or priority of Bank's security interest in the Collateral or the value of such Collateral which is not covered by adequate insurance, or (ii) Bank determines, based upon reliable information available to it and in the exercise of its reasonable judgment, that there is a reasonable likelihood that Borrowers will fail to comply with one or more of the financial covenants set forth in Sections 6.8, 6.9 or 6.10 during the next succeeding quarterly reporting period for which financial reports have not yet been received by Bank;

                  8.4 Attachment. If any material portion of any Borrower's assets are attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged, bonded over or rescinded within ten (10) days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate becomes a lien or encumbrance upon any material portion of any Borrower's assets, or if a notice of lien, levy, or assessment for an amount in excess of One Hundred Fifty Thousand Dollars ($150,000) is filed of record with respect to any of any Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by any Borrower (provided that no Advances will be required to be made during such cure period);

                  8.5 Insolvency. If any Borrower is no longer Solvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within 30 days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

                  8.6 Other Agreements. If there is a default in any agreement for borrowed money to which any Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Hundred Thousand Dollars ($300,000) or that could have a Material Adverse Effect;

                  8.7 Subordinated Debt. If any Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

                  8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

                  8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate or writing delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         9.       BANK'S RIGHTS AND REMEDIES

                  9.1 Rights and Remedies. Within five (5) days of the occurrence of an Event of Default and if at such time any Credit Extensions are outstanding under the Committed

Revolving Line, the Borrowers shall, to secure such Credit Extensions under the Committed Revolving Line, deliver to Bank (at their own expense) signed security agreements in form and substance satisfactory to Bank in all material respects, granting to Bank a first lien priority security interest in each Borrower's Accounts and Inventory, together with UCC financing statements and other documents that Bank may request to grant and perfect Bank's security interest in such Accounts and Inventory. In the event any of the Borrower's fails to deliver such items within five (5) days of said Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designed officers or employees) as each Borrower's true and lawful attorney to sign each Borrower's name on such security agreement, financing statements or any other documents or instruments necessary to carry out the provisions of this Section. The appointment of Bank as each Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Committed Revolving Line has been repaid and terminated and Bank's obligation to provide Advances thereunder is terminated. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

                           (a)      Declare all Obligations, whether evidenced
by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

                           (b)      Cease advancing money or extending credit to
or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

                           (c)      Demand that Borrowers (i) deposit cash with
Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                           (d)      Without notice to or demand upon any
Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of any Borrower's owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                           (e)      Without notice to any Borrower set off and
apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;

                           (f)      Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, any Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, each Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                           (g)      Sell the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower's premises) as Bank determines is commercially reasonable, (but in any event after ten (10) days prior notice to Company of the date and time of any such sale);

                           (h)      Bank may credit bid and purchase at any
public sale; and

                           (i)      Any deficiency that exists after disposition
of the Collateral as provided above will be paid immediately by Borrowers.

                  9.2 Power of Attorney. In addition to the rights set forth in Section 9.1 hereof, effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as such Borrower's true and lawful attorney to: (a) endorse each Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; and (b) make, settle, and adjust all claims under and decisions with respect to each Borrower's policies of insurance with respect to any Collateral. The appointment of Bank as each Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

                  9.3      [Omitted].

                  9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement after notice from Bank, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or
(c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                  9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

                  9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on any Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                  9.7 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.

         10. NOTICES

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

         If to Borrowers:          Visual Networks, Inc.
                                   2092 Gaither Road
                                   Rockville, Maryland 20850
                                   Attn: Peter Minihane, Chief Financial Officer
                                   FAX:   (301) 296-2309

         If to Bank:               Silicon Valley Bank

                                   11600 Sunrise Valley Drive, Suite 400
                                   Reston, Virginia  20191
                                   Attn: Shawn Beckerman, Vice President
                                   FAX:  (703)  648-3034

         With a Copy to;           Silicon Valley Bank
                                   3003 Tasman Drive
                                   Santa Clara, California  95054
                                   Attn: Loan Services
                                   Fax:  (408) 496-2421


                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

                  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to principles of conflicts of law. EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MARYLAND IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND, AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT IF FOR ANY REASON BANK CANNOT AVAIL ITSELF OF THE COURTS OF MARYLAND, EACH BORROWER ACCEPTS JURISDICTION OF THE COURTS AND VENUE IN SANTA CLARA COUNTY, CALIFORNIA. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12.      GENERAL PROVISIONS

                  12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder, provided that in the case of a sale or transfer of all or a portion of the Obligations evidenced by this Agreement and the other Loan Documents, Bank will furnish Borrower with prior written notice of the name and address of the intended transferee.

                  12.2 Indemnification. Borrowers shall, indemnify, defend, and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under the Loan Documents, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                  12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

                  12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

                  12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                  12.7 Survival. Except as otherwise specifically provided herein, all covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run provided that so long as the obligations set forth in the first sentence of this Section 12.7 have been satisfied, and Bank has no commitment to make any Credit Extensions or to make any other loans to Borrowers, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

                  12.8 Confidentiality. In handling any confidential information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to the Company, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, and (v) as Bank may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WITNESS/ATTEST:                     VISUAL NETWORKS, INC.


/s/ RICHARD H. DEILY                By: /s/ PETER J. MINIHANE
-----------------------                -----------------------------------------
                                       Name: Peter J. Minihane
                                       Title: Chief Financial Officer


WITNESS/ATTEST:                     VISUAL NETWORKS OPERATIONS, INC.



/s/ RICHARD H. DEILY                By: /s/ PETER J. MINIHANE
-----------------------                -----------------------------------------
                                       Name: Peter J. Minihane
                                       Title: Treasurer


WITNESS/ATTEST:                     VISUAL NETWORKS TECHNOLOGIES, INC.



/s/ RICHARD H. DEILY                By: /s/ PETER J. MINIHANE
-----------------------                -----------------------------------------
                                       Name: Peter J. Minihane
                                       Title: Treasurer


WITNESS/ATTEST:                     VISUAL NETWORKS INVESTMENTS, INC.



/s/ RICHARD H. DEILY                By: /s/ PETER J. MINIHANE
-----------------------                -----------------------------------------
                                       Name: Peter J. Minihane
                                       Title: Treasurer


WITNESS/ATTEST:                     VISUAL NETWORKS PROTECTION, INC.



/s/ RICHARD H. DEILY                By: /s/ PETER J. MINIHANE
-----------------------                -----------------------------------------
                                       Name: Peter J. Minihane
                                       Title: Treasurer

WITNESS/ATTEST:                  VISUAL NETWORKS OF TEXAS,  L.P.
                                 By:  Visual Networks of Texas Operations, Inc.,
                                      its general partner


/s/ RICHARD H. DEILY                  By: /s/ PETER J. MINIHANE
--------------------------               ---------------------------------------
                                         Name: Peter J. Minihane
                                         Title: Treasurer


                                 SILICON VALLEY EAST, INC.


                                 By: /s/ SHAWN BECKERMAN
                                    --------------------------------------------
                                    Shawn Beckerman
                                    Vice President


                                 SILICON VALLEY BANK


                                 By: /s/ AMY YOUNG
                                    --------------------------------------------
                                    Name: Amy Young
                                    Title: Vice President

                                    EXHIBIT B

                   LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM
              DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., E.S.T.


TO: CENTRAL CLIENT SERVICE DIVISION                        DATE:
                                                                ----------------

FAX#: (408)                                                TIME:
            ----------                                          ----------------

FROM:
     ---------------------------------------------------------------------------
                  BORROWER'S NAME

FROM:
     ---------------------------------------------------------------------------
                  AUTHORIZED SIGNER'S NAME

--------------------------------------------------------------------------------
                  AUTHORIZED SIGNATURE

PHONE:
      --------------------------------------------------------------------------

FROM ACCOUNT #                               TO ACCOUNT#
              ------------------------------            ------------------------


   REQUESTED TRANSACTION TYPE                        REQUEST DOLLAR AMOUNT

   PRINCIPAL INCREASE (ADVANCE)                           $
   PRINCIPAL PAYMENT (ONLY)                               $
   INTEREST PAYMENT (ONLY)                                $
   PRINCIPAL AND INTEREST (PAYMENT)                       $

   OTHER INSTRUCTIONS:

         All representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Advance Request; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

                                 BANK USE ONLY:
                               TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

------------------------------------
 Authorized Requester

                           -----------------------------------
                           Authorized Signature (Bank)
                           Phone #
                                  ----------------------------

                                    EXHIBIT C
                           BORROWING BASE CERTIFICATE

BORROWER:    Visual Networks, Inc.                  Bank:   Silicon Valley Bank

Commitment Amount:   $7,000,000

ACCOUNTS RECEIVABLE
         1.                Accounts Receivable Book Value as of                         $
                                                                --------                ----------
         2.                Additions (please explain on reverse)                        $
                                                                                        ----------
         3.                TOTAL ACCOUNTS RECEIVABLE                                    $
                                                                                        ----------

         ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
         4.                Amounts over 60 days over due                                $
                                                                                        ----------
         5.                Balance of 50% over 60 day over due accounts                 $
                                                                                        ----------
         6.                Concentration Limits                                         $
                                                                                        ----------
         7.                Foreign Accounts                                             $
                                                                                        ----------
         8.                Governmental Accounts                                        $
                                                                                        ----------
         9.                Contra Accounts                                              $
                                                                                        ----------
         10.               Promotion or Demo Accounts                                   $
                                                                                        ----------
         11.               Intercompany/Employee Accounts                               $
                                                                                        ----------
         12.               Other (please explain on reverse)                            $
                                                                                        ----------
         13.               TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                         $
                                                                                        ----------
         14.               Eligible Accounts (#3 minus #13)                             $
                                                                                        ----------
         15.               LOAN VALUE OF ACCOUNTS (75% of #14)                          $
                                                                                        ----------

         BALANCES
         16.               Maximum Loan Amount                                          $7,000,000
                                                                                        ----------
         17.               Total Funds Available [Lesser of #16 or #15]                 $
                                                                                        ----------
         18.               Present balance owing on Line of Credit                      $
                                                                                        ----------
         19.               Outstanding under Sublimits ( LC's)                          $
                                                                                        ----------
         20.               RESERVE POSITION (#17 minus #18 and #19)                     $
                                                                                        ----------

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

                                            ====================================
                                                 BANK USE ONLY
                                            RECEIVED BY:
                                                        --------------------
                                            DATE:
                                                 ----------------
                                            REVIEWED BY:
                                                        --------------------
                                            COMPLIANCE STATUS:  YES / NO
                                            ====================================

---------------------------

By:
   ------------------------
      Authorized Signer

                                    EXHIBIT D
                             COMPLIANCE CERTIFICATE

TO:               SILICON VALLEY BANK

FROM:             Visual Networks, Inc.

         The undersigned authorized officer of Visual Networks, Inc. certifies that in accordance with the terms and conditions of the Loan and Security Agreement any Borrower and Bank (the "Agreement"), (i) Borrowers are in complete compliance for the period ending _______ with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer expressly acknowledges that no borrowings may be requested by the Borrowers at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that such compliance is determined not just at the date this certificate is delivered.

  Please indicate compliance status by circling Yes/No under "Complies" column.

         Reporting Covenant                      Required                         Complies
         ------------------                      --------                         --------
         Quarterly financial statements          Quarterly within 45 days         Yes    No
         Annual (CPA Audited)                    FYE within 90 days               Yes    No
         A/R Agings                              Monthly within 30 days           Yes    No
         (if Outstandings under LOC)

         Financial Covenant                         Required               Actual         Complies
         ------------------                         --------               ------         --------
         Maintain on a Quarterly Basis:

         Minimum Quick Ratio                        1.0:1.0                     :1.0      Yes   No
                                                                           -----
         Minimum Tangible Net Worth
                        12/31/98                    $40,000,000            $              Yes   No
                                                                           ---------
                         3/31/99*                   $                      $              Yes   No
                                                    -----------            ---------
                         6/30/99*                   $                      $              Yes   No
                                                    -----------            ---------
                         9/30/99*                   $                      $              Yes   No
                                                    -----------            ---------
                        12/31/99*                   $                      $              Yes   No
                                                    -----------            ---------
                         3/31/00*                   $                      $              Yes   No
                                                    -----------            ---------
         *(Steps Up Quarterly by 80% Net Income)*

         Profitability: Quarterly                   Max. 1 loss not
                                                    to exceed 8mm          $              Yes   No
                                                                           ---------
                        Annually                    $1                     $              Yes   No
                                                                           ---------

                                            ====================================
                                                 BANK USE ONLY
                                            RECEIVED BY:
                                                        --------------------
                                            DATE:
                                                 ----------------
                                            REVIEWED BY:
                                                        --------------------
                                            COMPLIANCE STATUS:  YES / NO
                                            ====================================

Comments Regarding Exceptions:
Sincerely,

                                Date:
------------------------             ------------
SIGNATURE

------------------------
TITLE

SCHEDULE 7.5

PERMITTED ENCUMBRANCES

EXISTING WAREHOUSE LIENS, OR WAREHOUSE LIENS THAT MAY BE CREATED IN THE FUTURE, THAT ARE JUNIOR AND SUBORDINATE TO ANY LIENS CREATED IN FAVOR OF BANK. NOTWITHSTANDING THE FOREGOING, SUCH LIENS MAY PERMIT A STORAGE FACILITY TO SELL ASSETS TO THE EXTENT NECESSARY TO SATISFY OUTSTANDING OVERDUE STORAGE CHARGES.